Exhibit 4.4
Dated February 4th, 2007
WINNER CROWN HOLDINGS LIMITED
(“Party A”)
and
MS. TONG TONG ZHAO
(“Party B”)
and
MR. JOHN JIONG WU
(“Party C”)
and
INVESTORS
(“Party D”)
and
CHINA LODGING GROUP, LIMITED
(“Company”)

ORDINARY SHARE AND SERIES A PREFERRED SHARE
PURCHASE AGREEMENT
Relating to
CHINA LODGING GROUP, LIMITED

THIS SERIES A PREFERRED SHARE PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of February 4th, 2007 by and between:
1.	WINNER CROWN HOLDINGS LIMITED, a company incorporated in the British Virgin Islands under company No. 618532 having its registered office at Akara Bldg., 24 De Castro Street, Wickhams Cay I, Road Town, Tortola, British Virgin Islands (“Party A”);
2.	MS. TONG TONG ZHAO, (Canadian passport number: JW698597), 5-22C, 118 Ziyun Road, Shanghai, 200051, P.R.China (“Party B”);
3.	MR. JOHN JIONG WU, (United States passport number: 302014663), 774 Mays Blvd. #Ste 10 — 337, Incline Village, NV 89452, USA (“Party C”);
4.	MR. QI JI, (PRC passport number: G11395585), B1-1102, Haitian Garden, 1481 Huqingping Road, Shanghai, 201702, P.R.China;
5.	Each of the holder of the Series A Preferred Shares (persons or entities) listed on Schedule C hereto (collectively “Investors” and each the “Investor”)
6.	CHINA LODGING GROUP, LIMITED, a company incorporated in Cayman Islands under company No. 179930 having its registered office at the office of Offshore Incorporations (Cayman) Limited, Scotia Centre, 4th Floor, P.O. Box 2804, George Town, Grand Cayman, Cayman Islands(“the Company”).
RECITALS
A.	The Company has, at the date of this Agreement, an authorised share capital of US$20,000 divided into 200,000,000 Shares, of which one (1) Share has been issued and is fully paid or credited as fully paid. Particulars of the Company are set out in Schedule A.
B.	The Company desires to issue and sell to the Founders and the Founders desire to purchase from the Company 43,999,999 Ordinary Shares, par value of US$0.0001 per share, of the Company on the terms and conditions set forth in this Agreement;
C.	The Company desires to issue and sell to the Investors and the Investors desire to purchase from the Company 44,000,000 Series A preferred shares, par value of US$0.0001 per share, of the Company (the “Series A Shares”) on the terms and conditions set forth in this Agreement;
D.	The Investors own 100% of the equity interest of the WFOEs (as defined below) under the laws of the People’s Republic of China on the date of this Agreement; and
E.	The WFOEs will be engaged in the business of property management, hotel management, property conversion and property improvement (the “Principal Business”).

WITNESSETH
     THE PARTIES HEREBY AGREE AS FOLLOWS:
1. Definitions and Interpretation
1.1 Definitions. In this Agreement and its Schedules and Exhibits, the following terms shall have the meanings ascribed to them below:
     “Ancillary Agreements” means, collectively, the Non-disclosure Agreement, the ESOP, the Employment Agreement, the Shareholders Agreement and any other document or agreement contemplated by this Agreement or any Ancillary Agreement;
     “Business Day” means any day (excluding a Saturday) on which banks generally open for business in Hong Kong;
     “Board of Directors” or “Board” means the board of directors of the Company;
     “Co-founders” means Party A, Party B and Party C collectively;
     “Control” of a given Person means the power or authority, whether exercised or not, to direct the business, management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, which power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than 50% of the votes entitled to be cast at shareholder’s meetings of such Person or power to control the composition of the board of directors of such Person; the terms “Controlled” has meanings correlative to the foregoing;
     “Employment Agreement”, means the Employment Agreement entered into by and between the Company and each of the Founders on 1st February, 2007 in substantially the form set out in Schedule F;
     “Foreign Official” means an employee of a Governmental Authority, a foreign official, a member of a foreign political party, a foreign political candidate, an officer of a public international organization, or an officer or employee of a PRC state-owned enterprise, where the term “foreign” has the meaning ascribed to it under the United States Foreign Corrupt Practices Act;
     “Founder(s)” means Mr. Qi JI, who is the sole beneficial owner of Party A and the Co-founders collectively;
     “Governmental Authority” means any nation or government or any province or state or any other political subdivision thereof; any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including government authority, agency, department, board, commission or instrumentality of PRC or any political subdivision thereof, any court, tribunal or arbitrator, and any self-regulatory organization;

     “Group Company” means the Company and WFOEs collectively.
     “HANTING XINGKONG” means Hanting Xingkong Hotel Management (Shanghai) Co., Ltd. , a wholly foreign-owned enterprise registered in Shanghai, PRC;
     “Law” means any constitutional provision, statute or other law, rule, regulation, official policy or interpretation of any Government Authority and any injunction, judgment, order, ruling, assessment or writ;
     “Lien” means any mortgage, pledge, deed of trust, hypothecation, right of others, claim, security interest, encumbrance, burden, title defect, title retention agreement, lease, sublease, license, occupancy agreement, easement, covenant, condition, encroachment, voting trust agreement, interest, option, right of first offer, negotiation or refusal, proxy, lien, charge or other restrictions or limitations of any nature whatsoever, including, but not limited to, such liens as may arise under any contract;
     “LISHAN SENBAO” means Lishan Senbao Investment Management (Shanghai) Co., Ltd. , a wholly foreign-owned enterprise registered in Shanghai, PRC;
     “Material Adverse Effect” means any (a) event, occurrence, fact, condition, change, development or effect that is or may be materially adverse to the business, operations, prospects, results of operations, condition (financial or otherwise), properties (including intangible properties), assets (including intangible assets) or liabilities of the Group Company or (b) material impairment of the ability of the Group Company to perform their respective obligations hereunder or under the other Transaction Documents, as applicable;
     “Memorandum and Articles” means the amended and restated memorandum of association and the articles of association attached hereto as Exhibit A and Exhibit B, respectively, as adopted by resolution in writing of all Shareholders of the Company;
     “Non-disclosure Agreement” means the Non-disclosure and Non-competition and Invention Agreement to be entered into between the individual Founders and the Company on 1st February, 2007 in substantially the form set out in Schedule G;
     “Ordinary shares” means the Company’s ordinary shares, with a par value of US$0.0001 per share;
     “Person” means any individual, corporation, partnership, limited partnership, proprietorship, association, limited liability company, firm, trust, estate or other enterprise or entity;
     “PRC” means the People’s Republic of China, but solely for the purposes of this Agreement and other Transaction Documents, excluding the Hong Kong Special Administrative Region, Macau Special Administrative Region and the Islands of Taiwan;

     “Qualified IPO” means (i) an underwritten public offering of Ordinary Shares or Ordinary Share equivalents registered under the Securities Act having a gross offering size to the public of at least US$25 million; or (ii) a listing of Ordinary Shares or Ordinary Share equivalents on the Singapore and/or Hong Kong Stock Exchanges, or on any combination of such stock exchanges, accompanied by a public offering of Ordinary Shares or Ordinary Shares equivalent meeting the above size thresholds;
     Related Party Transaction(s) shall have the same meaning as in the Securities Act;
     “Securities” means shares of share capital, partnership interests, limited liability company interests, warrants, options, bonds, notes, debentures and other equity and debt securities of whatever kind of any Person, whether readily marketable or not;
     “Securities Act” or “Act” means the U.S. Securities Act of 1933, as amended and interpreted from time to time;
     “Shareholders Agreement” means the Shareholders’ Agreement to be entered into between the Founders, the Investors and the Company on the date of this Agreement in substantially the form set out in Schedule E;
     “Subsidiary(ies)” means any entities, which is directly or indirectly owned by the WFOEs more than 51% of the issued and outstanding share capital or voting interests;
     “Transaction Documents” means this Agreement, the Ancillary Agreements, the Memorandum and Articles and Resolutions (as defined in Section 5. 8 below);
     “US GAAP” means United States generally accepted accounting principles;
     “WFOEs” means the HANTING XINGKONG, LISHAN SENBAO and YIJU collectively; and
     “YIJU” mean Yiju Hotel Management (Shanghai) Co., Ltd. , a wholly foreign-owned enterprise registered in Shanghai, PRC.
1.2	Save as otherwise expressly stated herein, references to any statute or statutory provision includes a reference to that statute, statutory provision or Listing Rule as from time to time amended, extended or re-enacted.

1.3	In this Agreement, references to:
1.	Recitals and Clauses are to the recitals and clauses of this Agreement;

2.	the singular includes the plural and vice versa;

3.	words importing gender or the neuter include both genders and the neuter; and

4.	persons include bodies corporate or unincorporated.
1.4	Headings are for convenience only and shall not affect the interpretation of this Agreement.
2. Purchase and Sale of Shares.
     2.1 Sale and Issuance of Ordinary Shares.
     (i) Subject to the terms and conditions of this Agreement, at the Completion, each Founder agrees to subscribe for and purchase, and the Company agrees to issue and sell to such Founder, that number of the Company’s Ordinary shares, par value US$0.0001 per share, with the rights and privileges as set forth in the Memorandum and Articles, indicated opposite such Founder’s name in Schedule B attached hereto, at an aggregate amount of consideration of US$4,400.00 set forth therein (such consideration in the aggregate, the “Ordinary Price”).
     (ii) The purchase and sale of the Ordinary shares shall take place on a date and at a location to be mutually agreed to by the parties (which time and place are designated as the “Completion”) as soon as practicable after all conditions to the Completion under Sections 5 and 6 hereof have been satisfied or waived.
     At the Completion:
     (a) Party A shall make payment in the amount of US$2,500.00 to the Company by cash, or by other payment methods mutually agreed to between the Company and the Party A;
     (b) Party B shall make payment in the amount of US$1,500.00 to the Company by cash, or by other payment methods mutually agreed to between the Company and the Party B; and
     (c) Party C shall make payment in the amount of US$400.00 to the Company by cash, or by other payment methods mutually agreed to between the Company and the Party C; and
     (d) The Company shall deliver to each Founder certificates representing the Ordinary Shares that such Founder is purchasing pursuant to Section 2.1(i) hereof.
     2.2 Sale and Issuance of Series A Preferred Shares.
     (i) Subject to the terms and conditions of this Agreement, at the Completion, each Investor agrees to subscribe for and purchase, and the Company agrees to issue and sell to such Investor, that number of the Company’s Series A preferred shares, par value US$0.0001 per share, with the rights and privileges as set forth in the Memorandum and Articles (the “Series A Preferred Shares”), indicated

opposite such Investor’s name in Schedule C attached hereto, at a per share purchase price of US$0.50 for the aggregate amount of consideration set forth therein (such consideration in the aggregate, the “Series A Price”).
     (ii) The purchase and sale of the Series A Preferred Shares shall take place on a date and at a location to be mutually agreed to by the parties (which time and place are designated as the “Completion”) as soon as practicable after all conditions to the Completion under Sections 5 and 6 hereof have been satisfied or waived.
     At the Completion:
     (a) Investors A (as set forth in Schedule C) shall make payment in US$20,000,000 to the Company of the Series A Price, by (i) transfer of 100% of Registered Capital of the HANTING XINGKONG and LISHAN SENBAO, which is representing 100% shares of such companies, and (h)Payment of US$200,000 in cash to the Company, or by other payment methods mutually agreed to between the Company and the Investors;
     (b) Investors B (as set forth in Schedule C) shall make payment in US$2,000,000 to the Company of the Series A Price, by transfer 100% of Registered Capital of the YIJU, which is representing 100% shares of YIJU, or by other payment methods mutually agreed to between the Company and the Investors; and
     (c) The Company shall deliver to each Investor certificates representing the Series A Preferred Shares that such Investor is purchasing pursuant to Section 2.2(i) hereof.
     The Ordinary shares and the Series A shares to be purchased and sold pursuant to this Agreement will be collectively hereinafter referred to as the “Purchased Shares”. A Post-money Cap Table is attached to this Agreement as Schedule D.
3. Representations and Warranties of the Company and the Founders. The Company and each of the Founders hereby jointly and severally represents and warrants to the Investors that the statements in this Section 3, are all true, correct and complete. For the purposes of this Section 3, where any statement in the representations and warranties hereunder is expressed to be given or made to a party’s best knowledge after due inquiry, or so far as a party is aware, it shall mean that such party has made all reasonable, diligent and prudent inquiries of such party’s officers, directors, and other employees reasonably believed to have knowledge of the matter in question, prior to the date of this Agreement and prior to the Completion, in each case according to the context;
     3.1 Organization, Good Standing and Qualification. Each Group Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Each Group Company has all requisite corporate power and authority to carry on its business as now conducted and as proposed to be conducted and is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect on such entity.

     3.2 Capitalization. Immediately following the Completion, the authorized share capital of the Company shall consist of:
     (i) 100,000,000 convertible redeemable participating preferred shares, par value US$0.0001 per share, all of which shall have been designated Series A Preferred Shares, of which 44,000,000 shares shall have been issued. The rights, privileges and preferences of the Series A Preferred Shares are as stated in the Memorandum and Articles.
     (ii) 100,000,000 Ordinary shares, par value US$0.0001 per share, of which 44,000,000 shares shall be issued and outstanding, 56,000,000 shares shall be reserved for issuance upon the conversion of other shares and at maximum 10,000,000 shares shall be reserved for issuance under the Company’s ESOP (as defined in Section 7 hereof). The rights, privileges and preferences of Ordinary shares are as stated in the Memorandum and Articles.
     (iii) Except for (a) the conversion privileges of the Series A Preferred Shares and (b) the options issued in accordance with the ESOPs (as defined in Section 7 hereof), there are no outstanding options, securities, warrants, rights (including conversion or preemptive rights and rights of first refusal), proxy or stockholders agreements, or agreements of any kind for the purchase or acquisition from the Company of any of its Equity Securities. Except as set forth in the Transaction Documents, the Company is not a party or subject to any agreement (and to the knowledge of the Company there is no agreement between any Persons) that affects or relates to the voting or giving of written consents with respect to any security of the Company.
     3.3 Authorization.
     All corporate action on the part of the Company, its officers, directors and Shareholders necessary for the authorization, execution and delivery of this Agreement and each of the Ancillary Agreements, the performance of all obligations of the Company and the Founders hereunder and thereunder, and the authorization, issuance (or reservation for issuance), sale and delivery of the Series A Preferred Shares being sold hereunder has been taken or will be taken prior to the Completion, and this Agreement and each of the Ancillary Agreements to which the Company or any Founder is party constitute the valid and legally binding obligation of the Company and the Founders, enforceable in accordance with their respective terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, and (b) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies. The issuance of Series A Preferred Shares pursuant to this Agreement is not subject to any preemptive rights or rights of first refusal, or if any such preemptive rights or rights of first refusal exist, waiver of such rights has been obtained from the holders thereof.
     3.4 Valid Issuance of Shares.
     (i) The Series A Preferred Shares, when issued and delivered in accordance with the terms of this Agreement for the consideration expressed herein, will be duly and validly issued, credited as fully paid and non-assessable, and will be free of restrictions on transfer (except for any restrictions on transfer set forth in this Agreement or any Ancillary Agreements).
     (ii) All presently outstanding Ordinary shares of the Company are duly and validly issued, credited as fully paid and non-assessable, and such shares have been issued in full compliance with the requirements of all applicable securities Laws and regulations, including to the extent applicable, the Securities Act and all other antifraud and other provisions of applicable securities Laws and regulations.
     3.5 Governmental Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Authority on the part of the Company is required in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Agreement.
     3.6 Offering. Subject in part to the truth and accuracy of the Investors’ representations set forth in Section 4 of this Agreement, the offer, sale and issuance of the Series A Preferred Shares, as contemplated by this Agreement, are exempt from the registration and prospectus delivery requirements of the Securities Act and any applicable securities Laws, and neither the Company nor any authorized agent acting on its behalf has taken or will take any action that would cause the loss of such exemption.
     3.7 Books and Records. All accounts, ledgers, material files, documents, instruments, papers, books and records relating to the business, operations, conditions (financial or other) of the Company, results of operations, and assets and properties of the Company (collectively, the “Books and Records”), each as supplied to the Investors, are true, correct, complete and current in all material respects, there are no material inaccuracies or discrepancies of any kind contained or reflected therein, and they have been maintained in accordance with relevant legal requirements and high industry standards, including the maintenance of an adequate system of internal controls. The minute books of the Company, as made available to the Investors and their representatives, contain complete and accurate records of all meetings of and corporate actions or written consents by the Shareholders and the boards of directors of the Company, and, to the extent that such minute books are deficient, all material information not contained in such minutes has been conveyed to the Investors in other written form.
     3.8 Tax Matters. The provisions for taxes in the respective financial statements of each of the Company is sufficient for the payment of all accrued and unpaid applicable taxes of the Company, whether or not assessed or disputed as of the date of each such balance sheet. There have been no extraordinary examinations or audits of any tax returns or reports by any applicable governmental agency. The Company has filed or caused to be filed on a timely basis all tax returns that are or were required to be filed, and have paid, or made provision for the payment of, all taxes that have become due. There are in effect no waivers of applicable statutes of limitations with respect to taxes for any year.
     3.9 Litigation. There is (i) no action, suit, proceeding and (ii) to the best knowledge of the Company and the Founders, each after due inquiry, no investigation against the Company are any of the foregoing Persons aware of any facts which are or would be likely to give rise to any such action, suit proceeding or investigation. To the best knowledge of the Company and the Founders, each after due inquiry, there is no action, suit, proceeding or investigation against any employee, officer or director of the Company in connection with their respective relationship with such entity, as the case may be, in any case pending or threatened. There is no judgment, decree, or order of any court or Governmental Authority in effect and binding on any of the Company. There is no action, suit, proceeding, or investigation by the Company currently pending or which the Company intends to initiate.
     3.10 Liabilities. Except as disclosed, the Company do not have any liabilities of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, except for trade or business obligations and liabilities incurred in the ordinary course of business, which trade or business obligations and liabilities do not exceed US$10,000,000 in the aggregate.
     3.11 Compliance with Laws.
     (i) The Company is, and at all times have been, in full compliance with any Laws or regulations that are applicable to them or to the conduct or operation of their business or the ownership or use of any of their assets, except for such non-compliance by the Company that, in the aggregate, would not result in any Material Adverse Effect on the Company.
     (ii) No event has occurred and no circumstance exists that (with or without notice or lapse of time) (a) may constitute or result in a violation by the Company of, or a failure on the part of the Company to comply with, any Law or regulation, or (b) may give rise to any obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature, except for such violations or failures by the Company that, in the aggregate, would not result in any Material Adverse Effect on the Company.
     (iii) The Company has not received any notice or other communication (whether oral or written) from any governmental or regulatory body regarding (a) any actual, alleged, possible, or potential violation of, or failure to comply with, any Law, or (b) any actual, alleged, possible, or potential obligation on the part of the Company, to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.
     (iv) None of the Company or any Founder has directly or indirectly (a) made any contribution, gift, bribe, payoff, influence payment, kickback, or any other fraudulent payment in any form, whether in money, property, or services to any Foreign Official or otherwise (A) to obtain favorable treatment in securing business for the Company (B) to pay for favorable treatment for business secured, (C) to obtain special concessions or for special concessions already obtained, for or in respect of the Company, or (D) in violation of any Law, including without limitation the United States Foreign Corrupt Practices Act, or (b) established or maintained any fund or assets in which the Company shall have proprietary rights that have not been recorded in the Books and Records of the Company.
     3.12 Title; Liens; Permits.
     (i) The Company has good and marketable title to all the properties and assets, whether real, personal, or mixed and whether tangible or intangible, reflected as owned in the Books and Records of the Company. With respect to the property and assets it leases, the Company is in compliance with such leases and holds a valid leasehold interest free of any material Liens, claims or encumbrances. The Company owns or leases all properties and assets necessary to conduct its business and operations as presently conducted.
     (ii) All properties and assets reflected in the Books and Records of the Company are free and clear of all materials Liens and encumbrances and are not, in the case of real property, subject to any rights of way, building use restrictions, exceptions, variances, reservations, or limitations of any nature.
     (iii) The Company has all material franchises, authorizations, approvals, permits, certificates and licenses (“Permits”) necessary for its respective business and operations as now conducted and as now proposed to be conducted.
     3.13 Subsidiaries. The Company does not own or Control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, association or other entity at the time immediately prior to the Completion.
     3.14 Registration Rights. Except as provided in the Shareholders Agreement, the Company has not granted or agreed to grant any person or entity any registration rights (including piggyback registration rights) with respect to any of their securities.
     3.15 Labor Agreements and Actions. The employment of each officer and employee of the Company is terminable at the will of such Person, as the case may be, without the payment of any severance or other benefits on the part of such Person to such officer or employee. The Company is not a party to or bound by any currently effective employment contract, deferred compensation agreement, bonus plan, incentive plan, profit sharing plan, retirement agreement or other employee compensation agreement. To each of the Founders’ and the Company’s best knowledge after due inquiry, the Company has complied in all material respects with all applicable Laws related to employment, and none of such Persons is aware that it has any labor relations problems (including without limitation, any union organization activities, threatened or actual strikes or work stoppages or material grievances). The Company is not bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union.
     3.16 Material Contracts and Obligations. All agreements, contracts, leases, licenses, instruments, commitments (oral or written), indebtedness, liabilities and other obligations to which each the Company is a party or by which it is bound that (i) are material to the conduct and operations of its business and properties, (ii) involve any of the officers, consultants, directors, employees or shareholders of the Company; or (iii) obligate the Company to share, license or develop any product or technology and have been made available for inspection by the Investors. “Material” shall mean (i) having an aggregate value, cost or amount, or imposing liability or contingent liability on the Company, in excess of US$1,000,000 or that extend for more than one year beyond the date of this Agreement, (ii) not terminable upon thirty (30) days notice without incurring any penalty or obligation, (iii) containing exclusivity, non-competition, or similar clauses that impair, restrict or impose conditions on the Company’s right to offer or sell products or services in specified areas, during specified periods, or otherwise, (iv) not in the ordinary course of business, (v) transferring or licensing any assets to or from the Company, or (vi) an agreement whose termination would be reasonably likely to have a Material Adverse Effect.

     3.17 Compliance with Other Instruments and Agreements. Neither of the Company is in, nor shall the conduct of its business as currently or proposed to be conducted result in, violation, breach or default of any term of its constitutional documents of the Company which may include, as applicable, memoranda and articles of association, by-laws, (the “Constitutional Documents”), or in any material respect of any term or provision of any mortgage, indenture, contract, agreement or instrument to which the Company is a party or by which it may be bound, (the “Company Contracts”) or of any provision of any judgment, decree, order, statute, rule or regulation applicable to or binding upon the Company. None of the activities, agreements, commitments or rights of the Company is ultra vires or unauthorized. The execution, delivery and performance of and compliance with this Agreement, any Ancillary Agreement and the consummation of the transactions contemplated hereby and thereby will not result in any such violation, breach or default, or be in conflict with or constitute, with or without the passage of time or the giving of notice or both, either a default under the Constitutional Documents or the Company Contracts.
     3.18 Disclosure. The Company, and each of the Founders has fully provided the Investors with all the information that the Investors have reasonably requested for deciding whether to purchase the Purchased Shares and all information that the Company, and each of the Founders believes is reasonably necessary to enable the Investor to make such decision. No representation or warranty by the Company and the Founders, in this Agreement and no information or materials provided by the Company, and the Founders to the Investors in connection with the negotiation or execution of this Agreement or any agreement contemplated hereby contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they are made, not misleading.
     3.19 Exempt Offering. The offer and sale of the Purchased Shares pursuant to this Agreement are exempt from the registration requirements of the Act and from the registration or qualification requirements of any other applicable securities laws and regulations.
     3.20 Financial Advisor Fees. There exists no agreement or understanding between the Company or any of its affiliates and any investment bank or other financial advisor under which the Company may owe any brokerage, placement or other fees relating to the offer or sale of the Purchased Shares.
     3.21 No Contravention. Each Founder’s execution, delivery and performance of his obligations under this Agreement and the Shareholders Agreement shall not:
(a)	contravene, violate, conflict with nor result in any breach of any of his/her obligations to any person (including without limitation, under any contract, security document, undertaking, agreement, instrument or otherwise) nor any order or decree directly or indirectly relating to him; nor

(b)	contravene, violate nor result in any breach of any laws or regulations applicable to him/her.
4. Representations and Warranties of the Investors. Each Investor, severally and not jointly with any other Investor, hereby represents and warrants to the Company that:
     4.1 Status. Each Investor is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation.

     4.2 Authorization. Each Investor has full power and authority to enter into this Agreement and each of the Ancillary Agreements, and this Agreement and each of the Ancillary Agreements, when executed and delivered by the Investors, will constitute valid and legally binding obligations of such Investor, enforceable against it in accordance with their respective terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other Laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.
     4.3 Purchase for Own Account. The securities to be received by each Investor will be acquired for investment purposes for such Investor’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and such Investor has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, such Investor further represents that it does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the securities.
     4.4 Investment Experience. Each Investor is an investor in securities of companies in the development stage and acknowledges that it is able to bear the economic risk of its investment and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the securities.
     4.5 Exempt from Registration; Restricted Securities. Such Investor understands that the Purchased Shares will not be registered under the Act or registered or listed publicly pursuant to any other applicable securities laws and regulations, on the ground that the sale provided for in this Agreement is exempt from registration under the Act or the registration or listing requirements of any other applicable securities laws and regulations, and that the reliance of the Company on such exemption is predicated in part on such Investor’s representations set forth in this Agreement. Such Investor understands that the Purchased Shares are restricted securities within the meaning of Rule 144 under the Act; that the Purchased Shares are not registered or listed publicly and must be held indefinitely unless they are subsequently registered or listed publicly or an exemption from such registration or listing is available.
     4.6 Disclosure of Information. Each Investor and its advisors have been furnished with all materials relating to the business, finances and operations of the Company which have been requested by such Investor or its advisors. Such Investor and its advisors have been afforded the opportunity to ask questions of representatives of the Company and have received answers to such questions, as such Investor deems necessary in connection with its decision to subscribe for the Series A Preferred Shares. Notwithstanding the foregoing, each party acknowledges and agrees that the foregoing shall not in any way limit, reduce or affect the representations and warranties provided by the Company and the Founders in this Agreement.
     4.7 Legends. Each Investor understands that the certificates evidencing the securities issued pursuant to this Agreement may bear the following legend:
“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE

ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED OR UNLESS SOLD PURSUANT TO RULE 144 OF SUCH ACT.”
5. Conditions of the Investors’ Obligations at Completion. The obligations of the Investors under Section 2.1 of this Agreement, unless otherwise waived in writing by the Investors, are subject to the fulfillment on or before the Completion of each of the following conditions:
     5.1 Representations and Warranties. The representations and warranties of the Company and the Founders contained in Section 3 shall be true, correct and complete when made, and shall be true, correct and complete on and as of the Completion with the same effect as though such representations and warranties had been made on and as of the date of such Completion.
     5.2 Performance. Each of the Company and the Founders shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Completion.
     5.3 Authorizations. Each of the Company and the Founders shall have obtained all authorizations, approvals, waivers or permits of any Person, Governmental Authority or other regulatory body necessary for the consummation of all of the transactions contemplated by this Agreement and other Transaction Documents, including without limitation any authorizations, approvals, waivers or permits that are required in connection with the lawful issuance of the Series A Preferred Shares pursuant to this Agreement, and all such authorizations, approvals, waivers and permits shall be effective as of the Completion.
     5.4 Completion Certificate. The chief executive officer of the Company shall have executed and delivered to each Investor at the Completion a certificate (i) stating that the conditions specified in Sections 5.1, 5.2 and 5.3 hereto have been fulfilled, and (ii) attaching thereto (A) the Memorandum and Articles as then in effect, (B) copies of all resolutions approved by the Company’s shareholders and board of directors related to the transactions contemplated hereby, and (C) good standing certificates with respect to the Company from the applicable authority(ies) in the Cayman Islands.
     5.5 Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated at the Completion and all documents incident thereto shall be reasonably satisfactory in form and substance to the Investors, and the Investors shall have received (i) all such counterpart original or other copies of such documents as they may reasonably request, and (ii) a certificate executed by a director of the Company on behalf of the Company, certifying the validity of all such counterpart original or other copies of such documents as such the Investors may reasonably request.
     5.6 Securities Laws. The offer and sale of the Series A Shares to the Investors pursuant to this Agreement shall be exempt from the registration and/or qualification requirements of all applicable securities laws.

     5.6 Memorandum and Articles. The Memorandum and Articles shall have been duly amended by all necessary action of the Board of Directors and/or the Shareholders of the Company, as set forth in the forms attached hereto as Exhibit A and Exhibit B, respectively.
     5.7 Shareholders Agreement. The Company and the Founders shall have entered into Shareholders Agreement in the form attached hereto as Schedule E, and such agreement shall be in full force and effect.
     5.8 Resolutions. The Company’s existing shareholder shall have unanimously adopted the written resolutions attached hereto as Exhibit C (the “Resolutions”).
     5.9 No Litigation. No action, suit, proceeding, claim, arbitration or investigation shall have been threatened or instituted prior to the Completion against any of the Founders and the Company or the Investors, seeking to enjoin, challenge the validity of, or assert any liability against any of them on account of, any transactions contemplated by this Agreement or any other Transaction Documents.
     5.10 Employment Agreement. All the founders shall have entered into Employment Agreement in the form attached hereto as Schedule F, and such agreements shall be in full force and effect.
6. Conditions of the Company’s Obligations at Completion. The obligations of the Company to the Investors under this Agreement are subject to the fulfillment on or before the Completion of each of the following conditions by the Investors:
     6.1 Representations and Warranties. The representations and warranties of the Investors contained in Section 4 shall be true, correct and complete when made, and shall be true, correct and complete on and as of the Completion with the same effect as though such representations and warranties had been made on and as of the Completion.
     6.2 Payment of Purchase Price. The Investors shall have paid the Series A Price for the Series A Preferred Shares as contemplated in Section 2.2(i) hereof as contemplated in Section 2.2(ii).
7. Post-Completion Covenants. Each of the Company and the Founders hereby agrees and covenants that it shall take all action necessary to effectuate the covenants set forth in this Section 7.
     7.1 Stock Options.
     (i) Employee Stock Option Plan.
     (a) Upon Completion, and upon the Completion of any private equity financing of the Company following the issuance and sale of the Series A Preferred Shares hereunder, the Company may reserved at maximum 10,000,000 Ordinary shares (the “ESOP Reserved Shares”) for issuance to its employees, officers, directors, consultants or other service providers (collectively, the “Qualified Employees”), pursuant to option plans, agreements, arrangements and allocations, in each case as approved by the Board of Directors, including the directors elected by the Investors (any such plan, an “ESOP”).

     (b) The exercise price of the ESOP Reserved Shares shall be determined by the Board of Director of the Company.
     (c) Any allocation for ESOP Reserved Shares shall be approved by the Board of Directors, including the directors elected by the Investors.
     (ii) Vesting. Unless otherwise unanimously approved by the Board of Directors, the schedule of issuance of all stock or options to the Qualified Employees shall be set in the ESOP plan.
     7.2 Qualified IPO. Each of the Company and the Founders shall use their best efforts to effectuate the Completion of a Qualified IPO prior to the third anniversary of the date of the Completion. In the event of an underwritten public offering of the Company’s securities, each of the Company and each of such Persons agree to take all steps consistent with all legal requirements in order to minimize any restrictions on the transfer of any Series A Preferred Shares held by the Investors.
     7.3 Founders Shares Lock-up. Any Ordinary Shares directly or indirectly held by the Founders or its beneficial owners shall not be transferable except as provided in the Shareholders Agreement.
     7.4 Founders’ Shares Vesting. Any Ordinary Shares issued to the Founders or its beneficial owners shall be vested according to the schedule set forth in the Employment Agreement.
     7.5 Use of Proceeds. The Company shall use the proceeds from the Series A financing contemplated under this Agreement for the following use:
•	business expansion, and

•	working capital.
     7.6 Non-competition.
(a)	Each Founder shall not at any time during his employment with the Company and for forty-eight (48) months thereafter (the “Restricted Period”) have any ownership interest (of record or beneficial) in or have any interest as an employee, consultant, officer or director in, or otherwise aid or assist in any manner, any person other than the Group Company that engages in the Principal Business or any business similar to the Principal Business or any business that would reasonably be expected to prevent such Founders from participating as full-time employees of the Company; provided, however, that (i) each Founder may keep directly or indirectly, solely as an investment, the securities of any person which are publicly traded on any national or regional securities exchange if such Founder is not a controlling person of, or a member of a group which controls, such person, and such securities was obtained and disclosed by such Founder before the execution day of this Agreement; or (ii) each Founder may own directly or indirectly, solely as an investment, up to 1% of the securities of any person which are publicly traded on any national or regional securities exchange if such Founder is not a controlling person of, or a member of a group which controls, such person.

(b)	During the Restricted Period, each Founder shall not solicit or assist any other person to solicit any business (other than for the Group Company) from any present or past customer of the Group Company; or request or advise any present or future customer of the Group Company to withdraw, curtail or cancel its business dealings with the Group Company; or commit any other act or assist others to commit any other act which might adversely affect the business of the Group Company.

(c)	During the Restricted Period, each Founder shall not directly or indirectly, (i) solicit or encourage any employee of the Group Company to leave the employ of the Group Company; (b) cause the hiring of any employee of the Group Company by any other person if such hiring is proposed to occur within twelve (12) months after the termination of such employee’s employment with the Group Company; or (c) solicit or encourage any consultant then under contract with the Group Company to cease work for the Group Company.
8. Post-Completion to Do List
The Company shall, within thirty (30) days after the Completion, complete the following:
(a)	Register of Members. The Founders and Investors shall have received copies of the Company’s register of members, certified by a director of the Company as true and complete as of the date of the Completion, updated to show such Founders and Investors as the holders of the respective number of shares of the Company issued pursuant to this Agreement.

(b)	Register of Directors. The Founders and Investors shall have received copies of the Company’s register of directors, certified by a director of the Company as true and complete as of the date of the Completion, updated to show such nominees of the Founders and Investors has been valid appointed as directors of the Company.
9. Termination.
     Each party hereto shall use its best endeavors to fulfill or procure the fulfillment of the conditions specified in Section 5 and Section 6 (“Conditions Precedent”) relating to it/him on or before the date of Completion. If any of the Conditions Precedent relating to any Party hereto is not fulfilled or waived in writing by the other Parties so entitled to do so in accordance with the foregoing provisions of this Section on or before 1st May, 2007, then unless the other Parties hereto agree otherwise in writing, this Agreement shall forthwith cease to have further effect and be null and void and no party hereto shall have any obligation or liability to or any claim or demand against any other parties hereto under this Agreement, except for any antecedent obligations and liabilities and except for any failure to use its best endeavors to fulfill or procure the fulfillment of the Conditions Precedent relating to it/him as aforesaid.

10. Confidentiality.
     10.1 Disclosure of Terms. The terms and conditions of this Agreement, any term sheet or memorandum of understanding entered into pursuant to the transactions contemplated hereby, all exhibits and schedules attached hereto and thereto, and the transactions contemplated hereby and thereby (collectively, the “Financing Terms”), including their existence, shall be considered confidential information and shall not be disclosed by any party hereto to any third party except as permitted in accordance with the provisions set forth below.
     10.2 Permitted Disclosures. Notwithstanding the foregoing, the Company may, after the Completion, disclose the existence of the investment and the identity of the Investors solely to its current or bona fide prospective investors, employees, investment bankers, lenders, accountants, legal counsels and business partners, in each case only where such persons or entities are under appropriate nondisclosure obligations substantially similar to those set forth in this Section 10. The Investors shall be entitled to disclose their respective investments in the Company and the terms thereof to third parties or to the public.
     10.3 Legally Compelled Disclosure. In the event that any party is requested or becomes legally compelled (including without limitation, pursuant to securities Laws and regulations) to disclose the existence of this Agreement or content of any of the Financing Terms in contravention of the provisions of this Section 10, such party (the “Dis-Completion Party”) shall provide the other parties hereto with prompt written notice of that fact and shall consult with the other parties hereto regarding such disclosure. The Dis-Completion Party shall, to the extent possible and with the cooperation and reasonable efforts of the other parties, seek a protective order, confidential treatment or other appropriate remedy. In such event, the Dis-Completion Party shall furnish only that portion of the information which is legally required and shall exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such information.
     10.4 Other Exceptions. Notwithstanding any other provision of this Section 10, the confidentiality obligations of the parties shall not apply to: (a) information which a restricted party learns from a third party having the right to make the disclosure, provided the restricted party complies with any restrictions imposed by the third party; (b) information which is rightfully in the restricted party’s possession prior to the time of disclosure by the protected party and not acquired by the restricted party under a confidentiality obligation; or (c) information which enters the public domain without breach of confidentiality by the restricted party.
     10.5 Press Releases, Etc. No announcements regarding the Investors’ investment in the Company may be made by any party hereof in any press conference, professional or trade publication, marketing materials or otherwise to the general public without the prior written consent of the Investors.
     10.6 Other Information. The provisions of this Section 10 shall be in addition to, and not in substitution for, the provisions of any separate nondisclosure agreement executed by any of the parties hereto with respect to the transactions contemplated hereby.
     10.7 Notices. All notices required under this Section 10 shall be made pursuant to Section 11.6 of this Agreement.

11. Miscellaneous.
     11.1 Survival of Warranties. The warranties, representations and covenants of the Company and the Investors contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Completion, and shall in no way be affected by any investigation of the subject matter thereof made by or on behalf of any of the Investors or the Company.
     11.2 Indemnity. The Company agrees to indemnify and hold harmless the Investors, and the Investors’ directors, officers, employees, affiliates, agents and assigns (each, an “Indemnitee”), against any and all Indemnifiable Losses to such Indemnitee, directly or indirectly, as a result of, or based upon or arising from any inaccuracy in or breach of nonperformance of any of the representations, warranties, covenants or agreements made by the Company in or pursuant to this Agreement. For purposes of this Section 11.2, “Indemnifiable Loss” means, with respect to any Indemnitee, any action, cost, damage, disbursement, expense, liability, loss, deficiency, diminution in value, obligation, penalty or settlement of any kind or nature, whether foreseeable or unforeseeable, including, but not limited to, (i) interest or other carrying costs, penalties, legal, accounting and other professional fees and expenses reasonably incurred in the investigation, collection, prosecution and defense of claims and amounts paid in settlement, that may be imposed on or otherwise incurred or suffered by such Indemnitee and (ii) any taxes that may be payable by such Indemnitee as a result of the indemnification of any Indemnifiable Loss hereunder.
     11.3 Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties hereto whose rights or obligations hereunder are affected by such terms and conditions. This Agreement, and the rights and obligations herein may be assigned by the Investors to any affiliate of the Investors, but not to any other person without the prior written consent of the Company. Except as otherwise provided herein and in the Ancillary Agreements, no Founder may assign any of his or her rights or delegate any of his or her obligations under this Agreement without the prior written consent of the Investors. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.
     11.4 Governing Law and Dispute Resolution. This Agreement shall be construed and governed by the laws of the People’s Republic of China. Any dispute or difference arising out of or in connection with this Agreement shall be referred to and determined by arbitration at China International Economic and Trade Arbitration Commission in accordance with its applicable Arbitration Rules if the dispute cannot be settled through amicable consultation. The arbitration shall be conducted in Shanghai, and the language used in arbitration shall be Chinese. The arbitration award shall be final and binding on the Parties.
     11.5 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     11.6 Notices. Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon personal delivery to the party to be notified or on the 10th day after the date mailed, by registered or certified mail, postage prepaid and addressed to the party to be notified at the address indicated for such party on the signature page hereof, or at such other address as such party may designate by ten (10) days’ advance written notice to the other parties, or on the first business day following the date of transmission by facsimile.
     11.7 Administrative Fees and Other Expenses. The Company shall pay all costs and expenses incurred in connection with the negotiation, execution, delivery and performance of this Agreement and other Transaction Documents and the transactions contemplated hereby and thereby.
     11.8 Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Investors. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any securities purchased under this Agreement at the time outstanding (including securities into which such securities are convertible), each future holder of all such securities, and the Company.
     11.9 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable Law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.
     11.10 Entire Agreement. This Agreement and the documents referred to herein, together with all schedules and exhibits hereto and thereto, constitute the entire agreement among the parties and no party shall be liable or bound to any other party in any manner by any warranties, representations, or covenants except as specifically set forth herein or therein; provided, however, that nothing in this Agreement or any Ancillary Agreement shall be deemed to terminate or supersede the provisions of any confidentiality and nondisclosure agreements executed by the parties hereto prior to the date of this Agreement, all of which agreements shall continue in full force and effect until terminated in accordance with their respective terms.
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          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

SIGNED by	)
for and on behalf of WINNER	)
CROWN HOLDINGS LIMITED	)
in the presence of:-)
SIGNED by	)

MS. TONG TONG ZHAO	)
in the presence of:-)
SIGNED by	)
MR. JOHN JIONG WU	)
in the presence of:-)
SIGNED by	)
for and on behalf of POWERHILLS	)
HOLDING LIMITED	)
in the presence of:-)
SIGNED by	)
for and on behalf of CHINA	)
LODGING GROUP LIMITED	)
in the presence of:-)

SCHEDULE A
PARTICULARS OF THE COMPANY

Date and Place of Incorporation	:	January 4th 2007, Cayman Islands

Authorised Share Capital	:	20,000 divided into 200,000,000 Shares

Issued Share Capital	:	1 share

Registered office	:	the office of Offshore Incorporations (Cayman) Limited, Scotia Centre, 4th Floor, P.O. Box 2804, George Town, Grand Cayman, Cayman Islands

Shareholders	:	Mr. John Jiong WU (as to 1 Share)

Directors	:	Mr. John Jiong WU

SCHEDULE B
FOUNDERS

		Consideration for
	Ordinary Shares	Ordinary Shares
Founder(s)	Subscribed	(US$)
Winner Crown Holdings Limited	25,000,000	2,500.00
Ms. Tong Tong ZHAO	15,000,000	1,500.00
Mr. John Jiong WU	3,999,999	400.00

Total	43,999,999	4,400.00

SCHEDULE C

INVESTORS

			Series A	Consideration
			Preferred	for Series A
			Shares	Shares
Investor(s)	Identification	Address	Subscribed	(US$)
Powerhill Holding Limited (refer to as Investor A)	Company No. 571975	P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands	40,000,000	20,000,000
Mr. John Jiong WU (refer to as Investor B)	United States passport No. 302014663	774 Mays Blvd. #Ste 10 – 337, Incline Village, NV 89452, USA	4,000,000	2,000,000
Total			44,000,000	22,000,000

SCHEDULE D
POST-MONEY CAP TABLE

Name of Shareholders	Ordinary Shares	Series A Shares	Remarks
WINNER CROWN HOLDINGS LIMITED	25,000,000	NIL	N/A

MS. TONG TONG ZHAO	15,000,000	NIL	N/A

MR. JOHN JIONG WU	4,000,000	4,000,000	N/A
POWERHILLS HOLDING LIMITED	NIL	40,000,000	20,000,000 Series A Shares is held on behalf of Mr. Qi JI and 20,000,000 Series A Shares is held on behalf of Ms. Tong Tong ZHAO

Total	44,000,000	44,000,000	N/A

SCHEDULE E
SHAREHOLDERS AGREEMENT

SCHEDULE F
EMPLOYMENT AGREEMENT

SCHEDULE G
NON-DISCLOSURE AND NON-COMPETITION AND INVENTION AGREEMENT

LIST OF EXHIBITS

Exhibit A	AMENDED AND RESTATED MEMORANDUM OF ASSOCIATION

Exhibit B	AMENDED AND RESTATED ARTICLES OF ASSOCIATION

Exhibit C	RESOLUTIONS

EXHIBIT A
AMENDED AND RESTATED MEMORANDUM OF ASSOCIATION

EXHIBIT B
AMENDED AND RESTATED ARTICLES OF ASSOCIATION

EXHIBIT C
RESOLUTIONS